Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SandRidge Energy, Inc. of our report dated March 7, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information for the year ended December 31, 2007 included in Note 24, as to which the date is November 6, 2008, relating to the consolidated financial statements of SandRidge Energy, Inc., which appears in SandRidge Energy, Inc.’s Current Report on Form 8-K dated November 6, 2008.
PricewaterhouseCoopers LLP
Houston, Texas
November 18, 2008